LIONS GATE ENTERTAINMENT INC.

2.9375% CONVERTIBLE SENIOR SUBORDINATED NOTE DUE 2026

LIONS GATE ENTERTAINMENT INC., a Delaware corporation (herein called the “Issuer”), for value received, hereby promises to pay to Kornitzer Capital Management Inc. or its assigns (the “Holder”), the principal sum of SIXTY-THREE MILLION SEVEN HUNDRED NINE THOUSAND ($63,709,000) on October 15,  2026 and interest thereon, as provided on the reverse hereof, until the principal and any unpaid and accrued interest is paid or duly provided for.  The right to payment of the principal and all other amounts due with respect hereto is subordinated to the rights of Senior Debt as (as defined in Exhibit A hereto) on the same terms and to the same extent as amounts due under the note and the indenture in substantially the form set forth as Exhibit A to this Note (any such note, an “Indenture Note”).

Interest Payment Dates:  April 15 and October 15, with the first payment to be made on October 15, 2010.

Record Dates:  April 1 and October 1.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

IN WITNESS WHEREOF, LIONS GATE ENTERTAINMENT INC. has caused this instrument to be duly signed.

LIONS GATE ENTERTAINMENT INC.

By:_______________________________________
Name:
Title:

Dated:  ____________

LIONS GATE ENTERTAINMENT INC.

2.9375% CONVERTIBLE SENIOR SUBORDINATED NOTE DUE 2026

1.                  Interest.  Lions Gate Entertainment Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate of 2.9375% per annum from April 15, 2010 or from the most recent date to which interest has been paid until July 19, 2013, and thereafter interest at the rate of 5.000% per annum until the principal of this Note is paid or made available for payment; provided that if this Note remains held by the initial holder five Business Days after the date hereof, interest will continue to accrue at a rate of 2.9375% per annum from and after July 19, 2013.  The Issuer will pay interest semi-annually on April 15 and October 15 of each year, with the first payment to be made on October 15, 2010.  Interest on the Notes will accrue on the principal amount from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from April 15, 2010.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Holder of this Note (the “Holder”) is entitled to the benefits of a Note Guarantee whereby Lions Gate Entertainment Corp., a British Columbia corporation and parent of the Issuer (the “Company”), has fully and unconditionally guaranteed, as primary obligor and not merely as surety, to the Holder, the payment of principal and interest on this Note on an unsecured senior subordinated basis.

2.                  Maturity.  This Note will mature on October 15, 2026; provided that if this Note remains held by the initial holder five Business Days after the date hereof, the Note shall instead mature on March 15, 2025 (“Maturity”).

3.                  Method of Payment.  The Issuer will pay interest on this Note (except defaulted interest) to the Person who is the Holder at the close of business on the record date set forth on the face of this Note next preceding the applicable interest payment date.  The Holder must surrender this Note to the Issuer or its designated agent to collect the principal, Optional Redemption Price, Special Repurchase Price or Designated Event Repurchase Price of this Note.  The Issuer will pay all amounts due with respect to this Note in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Issuer will make payments:  (i) by U.S. Dollar check drawn on a bank in The City of New York mailed to the address of the Holder; or (ii) upon application to the Issuer not later than the relevant record date by the Holder, by wire transfer in immediately available funds.

4.                  [RESERVED].

5.                  Indenture Notes.  At the request of the Holder, at any time starting ten Business Days after the date of this Note, the Issuer shall reasonably promptly exchange this Note for an Indenture Note with a principal amount equal to the principal amount of this Note outstanding at such time.  Terms used herein which are defined in Exhibit A hereto have the meanings assigned to them in Exhibit A.

6.                  Optional Redemption.  This Note shall be redeemable, in whole or from time to time in part, at the option of the Issuer, on any Trading Day (an “Optional Redemption Date”), at a redemption price equal to, (i) if the Optional Redemption Date occurs before October 15, 2010, 100.839%, (ii) if the Optional Redemption Date occurs on or after October 15, 2010 but before October 15, 2011, 100.420%, or (iii) if the Optional Redemption Date occurs on or after October 15, 2011, 100%, of the principal amount of this Note plus accrued and unpaid interest on the principal amount to be redeemed, to, but excluding, the Optional Redemption Date (the “Optional Redemption Price”).  Notice of any such redemption by the Issuer will be given at least 20, but not more than 60, days before any Optional Redemption Date to the Holder.  The Issuer shall pay or deposit funds with a paying agent in the amount of the Optional Redemption Price on or before the Trading Day immediately preceding the Optional Redemption Date.  If notice of such a redemption is provided and funds are paid or deposited as required on or before the Optional Redemption Date, interest on and after the Optional Redemption Date will cease to accrue on this Note or the portion of this Note called for such a redemption.  In the event that any Optional Redemption Date is not a Business Day, the Issuer will pay the Optional Redemption Price on the next Business Day without any additional interest or other payment due.  This Note may be redeemed in part but only in whole multiples of $1,000 principal amount.

7.                  Repurchase at Option of Holder on Specified Dates.  On October 15, 2013, October 15, 2016 and October 15, 2021 (each a “Specified Repurchase Date”), the Holder shall have the right, at the Holder’s option, to require the Issuer to purchase this Note for a repurchase price equal to 100% of the principal amount of this Note  plus accrued and unpaid interest to, but excluding, the Specified Repurchase Date (the “Specified Repurchase Price”), provided that such interest will be paid to the person who was the Holder at the close of business on the record date for the corresponding interest payment date; provided further that if this Note remains held by the initial holder five Business Days after the date hereof, the Special Repurchase Dates shall thenceforth not be the dates listed above but instead shall be October 15, 2011, October 15, 2014 and October 15, 2019.  Notice of each Specified Repurchase Date shall be given by the Issuer to the Holder not less than 20 Business Days prior to each Specified Repurchase Date.  If the Holder elects to require the Issuer to repurchase the this Note, the Holder shall notify the Issuer or its designated agent of such election on or before the close of business on the Special Repurchase Date and shall deliver  this Note to the Issuer or its designated agent.  In the event that the Holder submits this Note to be repurchased, the Issuer shall pay or deposit funds with a paying agent in the amount of the Special Repurchase Price on the Trading Day immediately following the Special Repurchase Date.  If the Holder submits the notice required for the Note to be repurchased and funds are paid or deposited as required, interest on and after the Special Repurchase Date will cease to accrue on this Notes or the portion of this Note submitted for repurchase.

8.                  Repurchase at Option of Holder upon a Designated Event.  If a Designated Event  shall occur at any time prior to Maturity, the Holder shall have the right, at the Holder’s option, to require the Issuer to purchase this Note for cash or any portion of the principal amount thereof that is equal to $1,000 or whole multiples thereof for a repurchase price equal to 100% of the principal amount of the Note purchased plus accrued and unpaid  interest to, but excluding, the Designated Event Repurchase Date (the “Designated Event Repurchase Price”), provided that such interest will be paid to the person who was the Holder at the close of business on the record date for the corresponding interest payment date.  Notice of the occurrence and type of Designated Event (the “Designated Event Repurchase Notice”), including, without limitation, the date selected by the Issuer that is not less than 20 nor more than 30 Business Days after the date of the Designated Event Repurchase Notice (the “Designated Event Repurchase Date”), shall be given by the Issuer to the Holder  not more than 10 days after the Issuer has become aware of such an occurrence.  If the Holder elects to require the Issuer to repurchase this Note, the Holder shall notify the Issuer or its designated agent of such election on or before the close of business on the Designated Event Repurchase Date and shall deliver this Note to the Issuer or its designated agent.  The Issuer shall pay the Designated Event Repurchase Price in cash.  In the event that the Holder submits this Note to be repurchased, the Issuer shall pay or deposit funds with a paying agent in the amount of the Designated Event Repurchase Price on the Trading Day immediately following the Designated Event Repurchase Date.  If the Holder submits the required notice for this Note to be repurchased and funds are paid or deposited as required, interest on and after the Designated Event Repurchase Date will cease to accrue on this Notes or the portion of this Notes submitted for repurchase.

9.                  Conversion.  The Holder is entitled until the close of business on the Trading Day immediately preceding the Maturity Date, at its option, to convert this Note, including the principal amount thereof and any accrued and unpaid interest thereon, into Common Shares (or, at the option of the Issuer, into cash or a combination of cash and Common Shares) at the Conversion Rate in effect at the time of conversion, subject to the adjustments described below; provided that if, at any time, this Note ceases to be beneficially owned by the initial Holder or the Company, then the conversion right shall expire on the date that is five days after the date on which such Note ceases to be so beneficially owned.

The initial conversion rate is 161.2903 Common Shares per $1,000 principal amount of this Note (the “Conversion Rate”), or an effective initial conversion price of approximately $6.20 per share (the “Conversion Price”). On the fifth Business Day following the date that this Note is issued, if this Note is at that time still held by the initial holder thereof, the Conversion Rate shall be automatically adjusted to 86.9565 Common Shares per $1,000 principal amount of this Note, and the Conversion Rate shall be automatically adjusted to $11.50 per share.

Upon conversion, at the option of the Issuer, the Issuer may, in lieu of delivery of the Common Shares issuable upon conversion, deliver cash or a combination of cash and Common Shares in satisfaction of its obligations upon such conversion.

The Issuer will deliver cash in lieu of any fractional share.  If the Holder surrenders this Note for conversion after the record date for the payment of interest but prior to the corresponding interest payment date, this Note, when surrendered for conversion, must be accompanied by payment of an amount equal to the interest thereon which has accrued and will accrue and be paid on this Note on the corresponding interest payment date, unless (1) this Note has been called for redemption, (2) this Notes have been converted in connection with a Designated Event, or (3) if overdue interest, if any, exists at the time of conversion with respect to this Note.

To convert this Note, the Holder must (1) complete and sign the Conversion Notice on the back of this Note, (2) surrender this Note to the Issuer or its designated agent, (3) furnish appropriate endorsements and transfer documents if required by the Issuer or its designated agent, (4) pay funds equal to the interest payable on the next interest payment date to which the Holder is not entitled (as provided in the last sentence of the above paragraph) and (5) pay any transfer or similar tax if required (subject to the provisions of Section 14.8 of Exhibit A hereto).  The Holder may convert a portion of this Note if the portion is $1,000 principal amount or a positive integral multiple of $1,000 principal amount.

10.              Subordination.  This Note is subordinated in right of payment, in the manner and to the extent that an Indenture Note would be, to the prior payment in full of all Senior Debt.  The holder by accepting this Note agrees to such subordination.

11.               [RESERVED].

12.              [RESERVED].

13.              Merger or Consolidation.  The Issuer and the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of their assets, whether in a single transaction or series of related transactions to any person unless (i) the Issuer or Company is the resulting Successor Company or the Successor Company is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia or under the laws of Canada or any province thereof and such Successor Company assumes by a written instrument, all of the Issuer’s and the Company’s obligations under this Note, including the conversion rights and, in the event that the Successor Company is a Public Entity and such Public Entity is required to assume the Company’s obligations under the Guarantee, such Public Entity shall assume the obligations of the Company under that certain Contribution Agreement or any successor agreement on similar terms as the Contribution Agreement; and (ii) immediately after giving effect to the transaction, no Default or Event of Default shall exist.

14.              [RESERVED].

15.              Defaults and Remedies.  An Event of Default includes the occurrence of any of the following:  default in payment of principal and premium, if any, at maturity, upon redemption or exercise of a repurchase right or otherwise; default for 30 days in payment of interest or other amounts due; failure by the Issuer or the Company for 60 days after notice to it to comply with any of its other agreements in this Note; certain payment defaults or the acceleration of other indebtedness of the Issuer or its subsidiaries; certain events of bankruptcy or insolvency involving the Issuer, the Company or any of the Company’s subsidiaries; and failure by the Issuer to provide timely notice of the occurrence of a Designated Event.  If any Event of Default occurs and is continuing, the Holder may declare all this Note to be due and payable immediately.

16.              [RESERVED].

17.              No Recourse Against Others.  No past, present or future director, officer, employee or shareholder, as such, of the Company shall have any liability for any obligations of the Issuer under this Note  or for any claim based on, in respect of or by reason of such obligations or their creation.  The holder by accepting this Note waives and releases all such liability.  The waiver and release are part of the consideration for the issue of this Note.

18.              [RESERVED].

19.              Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

CONVERSION NOTICE

To convert this Note into Common Shares of the Company, check the box:  [ ]

To convert only part of this Note, state the principal amount to be converted (must be in multiples of $1,000):

$__________________

If you want the share certificate made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)
(Print or type other person’s name, address and zip code)
Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)